                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Inland Steel Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

INLAND STEEL INDUSTRIES, INC.

Robert J. Darnall
Chairman, President and
Chief Executive Officer

                                                                  April 7, 1997

Dear Stockholder:

  On Wednesday, May 28, 1997, we will hold our Annual Meeting of Stockholders beginning at 10:30 a.m., Chicago time, at the First Chicago Center, One First National Plaza, Chicago, Illinois. Hopefully, you will be able to join us.

  At the meeting we will discuss significant new initiatives at our business units to improve operating performance and to increase stockholder value. In addition, you will have an opportunity to ask questions. The attached notice of meeting and proxy statement describe the formal business of the meeting.

  I am looking forward to seeing you on May 28. However, if you do not expect to attend the meeting, please take a moment now to complete and return the enclosed proxy card in the envelope provided.

                                       Cordially,

                                       /s/ Robert J. Darnall
                                       Chairman, President and
                                       Chief Executive Officer

                30 West Monroe Street, Chicago, Illinois 60603

INLAND STEEL INDUSTRIES, INC.
30 WEST MONROE STREET
CHICAGO, ILLINOIS 60603

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 28, 1997

To the Stockholders of INLAND STEEL INDUSTRIES, INC.:

  The Annual Meeting of Stockholders of Inland Steel Industries, Inc., a Delaware corporation, will be held at the First Chicago Center, One First National Plaza, Chicago, Illinois, on Wednesday, May 28, 1997, at 10:30 a.m., Chicago time, for the following purposes:

  1.  To elect directors of the Company;

  2. To elect a firm of independent public accountants to audit the accounts of the Company and its subsidiaries for the year 1997; and

  3. To transact any other business that may properly come before the meeting, including a stockholder proposal set forth in the attached proxy statement.

  The close of business on April 2, 1997 has been fixed as the record date for determination of holders of voting securities entitled to notice of and to vote at the Annual Meeting.

  A Proxy Statement with respect to the Annual Meeting accompanies and forms a part of this Notice. The Annual Report of the Company for the fiscal year ended December 31, 1996 was previously mailed to holders of voting securities.

                                       By order of the Board of Directors,

                                       CHARLES B. SALOWITZ, Secretary

April 7, 1997
Chicago, Illinois


 Holders of voting securities are cordially invited to attend this meeting. Each holder of voting securities, whether or not he or she expects to be present in person at the Annual Meeting, is requested to SIGN, DATE AND RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible.

                         INLAND STEEL INDUSTRIES, INC.
                             30 WEST MONROE STREET
                            CHICAGO, ILLINOIS 60603

                                PROXY STATEMENT

  The enclosed proxy is solicited on behalf of the Board of Directors of the Company. Such solicitation is being made by mail commencing approximately April 7, 1997, and also may be made by directors, officers and regular employees of the Company. The expense of such solicitation will be paid by the Company. In addition, the Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $12,000 plus out-of-pocket expenses. Brokers, banks and similar organizations will be reimbursed for out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners.

  Voting securities represented by an effective proxy given by the holder thereof will be voted as directed by such holder. The voting securities of the Company outstanding on the record date (April 2, 1997), together with the vote to which each is entitled, consist of 48,909,052 shares of common stock (one vote per share), 94,202 shares of Series A $2.40 Cumulative Convertible Preferred Stock (one vote per share), 3,047,033 shares of Series E ESOP Convertible Preferred Stock (1.25 votes per share), and $100,000,000 principal amount of the Company's 10.23% Subordinated Voting Notes (30.604 votes per $1,000 of principal amount). All such voting securities vote together without regard to class on the matters expected to be voted upon at the Annual Meeting. A holder of voting securities giving a proxy may revoke it at any time prior to the voting of the proxy.

  Shares standing to the credit of a participant in the Shareholder Investment Service for the automatic reinvestment of common stock dividends will be voted only if and in the same manner as such participant shall vote his or her shareholdings of record. In the event a participant is not a stockholder of record, Harris Trust and Savings Bank, as custodian, will vote shares held for his or her account only in accordance with his or her instructions. Shares standing to the credit of a participant in the Inland Steel Industries Thrift Plan will be voted as such participant directs, provided that any such direction (or any revocation of a prior direction) must be received by LaSalle National Bank, as Trustee under the Thrift Plan, by 5:00 p.m. Chicago time on May 27, 1997. Shares in the Thrift Plan as to which no direction is received by such time will be voted in the same proportion as shares in the Thrift Plan that have been timely directed.

  It is the policy of the Company that proxies, consents, ballots and voting materials that identify the vote of specific holders of voting securities are kept confidential, except in a contested proxy or consent solicitation or to meet applicable legal requirements. All such documents are returned to the tabulator and are available to the inspectors of election to enable them to certify the results of the vote. Harris Trust and Savings Bank acts as the tabulator, and one or more officers or employees of the Harris Bank will serve as inspectors of election.

Comments written on or accompanying proxy cards will be provided to the Company without indication of the vote of the holder of the voting securities except where the vote is included in the comment or is necessary for an understanding of the comment.

                             ELECTION OF DIRECTORS

  Proxies not limited to the contrary will be voted for the nine nominees listed below as directors of the Company for terms expiring on the date of the Annual Meeting of the Company in 1998 and until their successors are duly elected and qualified. Directors shall be elected by a plurality of the votes of the voting securities present in person or by proxy at the Annual Meeting and entitled to vote in the election, and the outcome of the election will therefore not be affected by holders of voting securities who abstain from voting or withhold authority to vote in the election, or by broker non-votes. All such nominees are presently serving as directors of the Company and of Inland Steel Company, a wholly owned subsidiary of the Company. The period of service as a director shown for each nominee includes the period for which such nominee served as a director of Inland Steel Company prior to the effective date (May 1, 1986) of the plan of restructuring pursuant to which the Company became a holding company for Inland Steel Company and its subsidiaries. The Board of Directors held eight meetings during 1996. All incumbent directors attended at least 75% of the combined total number of meetings of the Board of Directors and committees on which they served.

  In conjunction with the six-year labor agreement finalized in July 1993 between Inland Steel Company and the United Steelworkers of America, the Steelworkers were provided the ability, through 1999, to designate as a director nominee an individual acceptable to the Board of Directors of the Company. Dr. McKersie was so designated and was first elected to the Board of Directors by stockholders in 1994. Messrs. Darnall, Henderson and Rosso also serve as directors of Ryerson Tull, Inc. ("Ryerson Tull"), a majority owned subsidiary of the Company. On June 26, 1996, Ryerson Tull, formerly a wholly owned subsidiary of the Company, became a publicly held company with the issuance of 5,220,000 shares of its Class A common stock, par value $1.00 per share ("Ryerson Tull Class A common stock") in a public offering (the "Offering"). Mr. James W. Cozad, a director since 1991, and Mr. Donald S. Perkins, a director since 1967, are retiring from the Board pursuant to the Company's retirement policy for directors.

  If any nominee should become unavailable for election (an event that is not anticipated), proxies may be voted for the election of such other person or persons as may be designated by the Board of Directors of the Company, unless the Board has taken prior action to reduce its membership.

INFORMATION CONCERNING NOMINEES
-------------------------------------------------------------------------------

[DIRECTOR    A. Robert Abboud                               Director since 1974
 PHOTO]
             Mr. Abboud, age 67, is President of A. Robert Abboud and Company, a private investment firm established by him in 1984. From April
             1988 until March 1991 Mr. Abboud was Chairman and Chief Executive
             Officer of First City Bancorporation of Texas, Inc., a bank holding company, which in November 1992 consented to an involuntary bankruptcy petition, had its plan of reorganization confirmed by the bankruptcy court in May 1995, and completed the plan of reorganization in July 1995. He is Chairman of the Company's Finance and Retirement Committee and a member of its Audit Committee. Mr. Abboud is also a director of AAR Corp.,
             Alberto-Culver Company, and Hartmarx Corporation.

[DIRECTOR    Robert J. Darnall                              Director since 1983
 PHOTO]
             Mr. Darnall, age 58, is Chairman, President and Chief Executive
             Officer of the Company and Chairman of the Executive Committee.
             He was elected President and Chief Operating Officer of the Company in 1986 and assumed his present position in 1992. He joined Inland Steel Company in 1962 and has served as its Chairman since 1992, as its Chief Executive Officer from 1992 to
             1995 and since April 1996, and as its President for certain periods ending most recently in May 1996. He has been Chairman of Ryerson Tull since April 1995, a position he also held from November 1990 to June 1994. Mr. Darnall is also a director of Cummins Engine Company, Inc., Household International, Inc., and the Federal Reserve Bank of Chicago.

[DIRECTOR    James A. Henderson                             Director since 1978
  PHOTO]
             Mr. Henderson, age 62, is Chairman and Chief Executive Officer of
             Cummins Engine Company, Inc., a manufacturer of diesel engines.
             He joined that company in 1964, was elected Executive Vice
             President in 1971, and was elected Executive Vice President and Chief Operating Officer in 1975. In 1977 he was elected President and Chief Operating Officer, was elected President and Chief
             Executive Officer in 1994, and assumed his present position in 1995. He is Chairman of the Company's Audit Committee and a member of Inland Steel Company's Partnership Oversight Committee.
             Mr. Henderson is also a director of Cummins Engine Company, Inc.,
             Ameritech Corporation, and Rohm and Haas Company.

-------------------------------------------------------------------------------

[DIRECTOR    Robert B. McKersie                             Director since 1994
  PHOTO]
             Dr. McKersie, age 67, is a professor at the Sloan School of Management at Massachusetts Institute of Technology. Dr. McKersie was also Deputy Dean at the Sloan School of Management from 1991 to 1994. Prior to joining MIT in 1980, he served as Dean of the New York State School of Industrial and Labor Relations at
             Cornell University, and prior to that was on the faculty of the Graduate School of Business at the University of Chicago. He is a member of the Company's Audit Committee and Inland Steel
             Company's Partnership Oversight Committee.

[DIRECTOR    Leo F. Mullin                                  Director since 1996
  PHOTO]
             Mr. Mullin, age 54, has been Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, an electric services utility, since December 1995. He was President and Chief Operating Officer of First Chicago Corporation, a bank holding company, from November 1993 to July 1995. Prior to that he was Chairman, President and Chief Executive Officer of
             American National Bank and Trust Company of Chicago from April
             1991 to November 1993. He is a member of the Company's Audit and Finance and Retirement Committees. Mr. Mullin also is a director of Pittway Corporation and Unicom Corporation.

[DIRECTOR    Jean-Pierre Rosso                              Director since 1995
  PHOTO]
             Mr. Rosso, age 56, is Chairman, President and Chief Executive
             Officer of Case Corporation, a worldwide designer, manufacturer and distributor of farm and construction machinery, and has been President and Chief Executive Officer of that company since April
             1994. Prior to joining Case Corporation, he was President of the Home and Building Control Division of Honeywell Inc., a producer of advanced technology products, from 1991 to 1994 and President of Honeywell Europe from 1987 until 1991. He is a member of the Company's Compensation, Finance and Retirement, and Nominating and Governance Committees. Mr. Rosso also is a director of ADC
             Telecommunications Inc., Case Corporation, Crown Cork & Seal
             Company, Inc., and Principal Mutual Life Insurance Company.

-------------------------------------------------------------------------------

[DIRECTOR    Joshua I. Smith                                Director since 1991
  PHOTO]
             Mr. Smith, age 56, is Chairman and Chief Executive Officer of The
             MAXIMA Corporation, an information management service company established by him in 1978. He serves as a trustee or director of a number of professional, educational, and business boards and associations and was formerly Chairman of the U. S. Commission on Minority Business Development. He is a member of the Company's
             Compensation, Finance and Retirement, and Nominating and
             Governance Committees. Mr. Smith is also a director of Allstate
             Corporation, Caterpillar, Inc. and Federal Express Corporation.

             Nancy H. Teeters                               Director since 1991

[DIRECTOR    Ms. Teeters, age 66, was Vice President and Chief Economist of
  PHOTO]     IBM Corporation, a manufacturer of business machines, from 1984 until her retirement in 1990. Prior to 1984, she was a Governor of the Federal Reserve System and served as an economist in positions in both the Executive and Legislative branches of the Federal government. She was also a Senior Fellow of the Brookings
             Institute. She is a member of the Company's Audit and Finance and Retirement Committees. Ms. Teeters is also a director of a number of registered investment companies managed by Prudential
             Securities Mutual Funds and advised by Prudential Securities
             Mutual Funds, Wellington Management or Blackrock Group.

[DIRECTOR    Arnold R. Weber                                Director since 1985
  PHOTO]
             Dr. Weber, age 67, is Chancellor of Northwestern University. He began his career in education in 1958 in the field of urban and labor economics, served as a professor at the University of Chicago and Dean of the Graduate School of Industrial
             Administration at Carnegie-Mellon University, was President of the University of Colorado from 1980 until 1985, and was President of Northwestern University from 1985 until he assumed his present position in January 1995. He has served as an economic advisor to four national administrations and as a consultant to several governmental agencies. He is a member of the Company's Compensation, Executive, and Nominating and
             Governance Committees, as well as Chairman of Inland Steel
             Company's Partnership Oversight Committee. Dr. Weber is also a director of Aon Corporation, Burlington Northern Santa Fe
             Corporation, Deere & Company, PepsiCo, Inc., and Tribune Company.

                           COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company or any of its subsidiaries receive an annual retainer of $35,000, of which $11,000 is paid in shares of common stock of the Company pursuant to the Inland 1992 Stock Plan for Non-Employee Directors. Such directors also receive $1,000 for each special meeting of the Board of Directors of the Company and of Inland Steel Company attended by them, except that if special meetings of both Boards are held on the same day, only one meeting attendance fee is paid. In addition, each such director who serves as a member of a standing committee of the Board of Directors is paid an annual fee of $3,000 for service on each such committee on which he or she serves, except that membership on the Compensation and Nominating and Governance Committees is regarded as membership on only one committee for purposes of the payment of such additional fee and that only one meeting attendance fee is paid if standing committee meetings of both Boards are held on the same day. Such directors also receive $1,000 for each special committee meeting attended that is not held in connection with a regular or special meeting of the Board of Directors, except that only one meeting attendance fee is paid if special meetings of the same committees of both Boards are held on the same day and that membership on the Compensation and Nominating and Governance Committees is regarded as membership on only one committee for purposes of the payment of such additional fee. No fees are paid for any meeting of the Executive Committee. Each such director who is the chairman of a standing committee of the Board of Directors of the Company receives an additional annual retainer of $5,000 except that a chairman of the same committee of both Boards receives only one fee. A director may elect to defer payment of all or a portion of such fees until he or she ceases to be a director of the Company. Interest on the cash portion of any fees with respect to which payment is deferred is accrued at the prime rate in effect from time to time at The First National Bank of Chicago or its successors. Amounts equivalent to dividends that would have been paid on the stock portion of any deferred fees are credited to the account of such director and converted into additional deferred shares at market prices. The Company also pays the premiums on a business accident insurance policy insuring each non-employee director for amounts up to $500,000.

  In January 1996, the Company terminated its director retirement plan except as to accrued benefits of those non-employee directors with one or more years of service at January 1, 1996. Vested benefit accruals under the terminated plan will be paid at the later of a director's retirement from Board service or his or her attaining age 65 and will continue for the number of full years of service as a non-employee director completed at January 1, 1996, up to a maximum of ten years. The amount of the annual benefit is equal to the amount of the annual retainer paid for services as a member of the Board in effect at the last Board meeting attended by such director. This plan provides that in the case of a director who is 60 or older, the Company may purchase annuities (and provide a tax gross-up payment to the director at the time of purchase) either prior to or at the time of retirement to satisfy the Company's obligations under this plan. Any annuities purchased for a director would be designed to provide an after-tax benefit equivalent to the benefit provided under the plan.

  The Company established a Deferred Phantom Stock Unit Plan for Non-Employee Directors in January 1996 for each present and future non-employee director who has served on the Board of Directors for less than ten years as of January 1, 1996 or who first becomes a director after January 1, 1996. The plan provides that 1,000 phantom stock units (with common stock dividends credited as additional units on each dividend payment date) will be credited to participants' accounts as of the date of each of the first ten annual meetings of stockholders of the Company at which such participant is elected as a director, commencing with the May 22, 1996 annual meeting and continuing until and including the tenth consecutive annual meeting of stockholders at which the participant is elected a director. However, each participant who was a director on and before October 1, 1995 will be credited with phantom stock units on annual meeting dates only until the participant reaches his or her ninth anniversary as a director. Except for a change in control, these benefits will vest for each participant on the earlier of: (a) the tenth consecutive annual meeting of stockholders at which the participant is elected a director, or (b) the last date of the participant's service as a director, provided the participant remains on the Board of Directors (i) until at least the fifth consecutive annual meeting of stockholders after which the participant was first elected a director and (ii) either until the participant reaches age 70 or until his or her death at age 65 or older. Vested benefits are paid in cash in a lump sum or, at the election of the participant, in up to 40 quarterly installments, commencing at the later of age 65 or ceasing to serve on the Board. The cash value of each phantom stock unit is equal to the fair market value of one share of Company common stock on the payment date.

  Those directors who also are non-employee directors of Ryerson Tull receive remuneration under the Ryerson Tull Directors' Compensation Plan. Each receives an annual retainer of $40,000, which is paid 50% in shares of Ryerson Tull Class A common stock and 50% in cash, provided that a director may elect to receive all or any part of the cash portion of such retainer in shares of Ryerson Tull Class A common stock. Such directors also receive $1,000 for each special meeting of the Board of Directors of Ryerson Tull, and for each special committee meeting not held in conjunction with a regular or special meeting of the Board of Directors of Ryerson Tull, attended by them. No fees are paid for any meeting of the Executive Committee and membership on the Compensation and Nominating and Governance Committees is regarded as membership on only one committee for purposes of payment of fees for special meetings. Each director who serves as chairman of a standing committee of the Ryerson Tull Board of Directors will receive an additional annual retainer of $4,000. Pursuant to the terms of the Ryerson Tull Directors' Compensation Plan, each such director may also elect, prior to January 1 of each year, to defer payment of all or any portion of the retainer and fees to which he or she would otherwise become entitled during such year as a director of Ryerson Tull. If a director becomes a director during a calendar year, the deferral election may be made within 30 days after he or she becomes a director and will be effective for the remainder of that year subsequent to the election. Deferred amounts will be distributed in a lump sum or installments in cash or shares of Ryerson Tull Class A common stock, all as elected by the director at the time of the deferral. Interest on cash deferrals will be credited at the prime rate in effect from time to time at The First National Bank of Chicago (or its successor). Stock deferrals will be credited with dividends paid on shares of Ryerson Tull Class A common stock from time to time. A total of 100,000 shares of Ryerson

Tull Class A common stock has been reserved for issuance under the Ryerson Tull Directors' Compensation Plan, subject to adjustment for certain corporate transactions affecting the number or type of outstanding shares. Ryerson Tull also pays the premiums on a business accident insurance policy insuring each non-employee director for amounts up to $500,000.

                     COMMITTEES OF THE BOARD OF DIRECTORS

  Among the standing committees of the Board of Directors, the Company has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The members of these three committees, none of whom is an employee of the Company or any of its subsidiaries, are identified above under "Election Of Directors."

  The duties of the Audit Committee are to review the proposed scope of the annual audit and the results and recommendations of the independent auditors on completion of the annual audit; to review the financial review sections of the Company's annual report to stockholders and annual report on Form 10-K; to review the minutes of the quarterly audit review of the independent auditors and each quarterly report on Form 10-Q; to nominate a firm of independent auditors to be submitted to the holders of voting securities for election at the annual meeting; to approve all non-audit services to be performed by the independent auditors; to approve the compensation of the independent auditors; to review the Company's system of internal accounting controls and its system of internal operating controls and the performance of its internal auditors; to monitor compliance with the Company's Code of Business Conduct; and to review registration statements prepared in connection with financings by the Company and its subsidiaries. The Audit Committee held five meetings in 1996.

  The duties of the Compensation Committee are to make recommendations to the Board of Directors with respect to the salaries of the officers of the Company and of the president of each of the Company's wholly owned subsidiaries; to administer the Inland Steel Industries, Inc. Annual Incentive Plan and incentive stock plans; and to make recommendations to the Board of Directors with respect to the establishment or modification of executive compensation plans and programs. The Compensation Committee held five meetings in 1996.

  The duties of the Nominating and Governance Committee are to prepare and maintain a list of qualified candidates to fill vacancies on the Board of Directors and recommend to the Board of Directors candidates to fill any such vacancies; to recommend to the Board of Directors annually a slate of candidates for election as directors by the holders of voting securities at the annual meeting; and to recommend the compensation to be paid to non-management directors for their services as directors. The Nominating and Governance Committee held two meetings in 1996.

  The Nominating and Governance Committee will consider qualified candidates recommended by the holders of voting securities for designation as nominees for election at the Annual Meeting of Stockholders to be held in 1998 and subsequent years. In order for a candidate recommended by a holder of voting securities to be considered by the Nominating and Governance Committee for designation as a nominee for election at the Annual Meeting of Stockholders to be held in 1998, the name of such candidate, together with a written description of his or her qualifications, must be received by the Secretary of the Company prior to January 1, 1998. The By-laws of the Company provide a formal procedure, including an advance notice requirement, for nominations by holders of voting securities of persons for election as directors at annual meetings of the Company.

                SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

  The following table presents, as of March 31, 1997, the Company and Ryerson Tull equity securities beneficially owned (as that term is defined by the Securities and Exchange Commission) by all directors of the Company, the other named executive officers of the Company, and the directors and executive officers of the Company as a group, in each case with sole voting and investment power except as indicated. Company common stock includes preferred stock purchase rights distributed in 1987 to holders of Company common stock. The shares of Series E ESOP Preferred Stock shown as beneficially owned by the executive officers are held for their respective accounts in the Inland Steel Industries Thrift Plan and could be converted upon retirement or other termination of employment into an equal number of shares of common stock of the Company (subject to adjustment in certain events). Excluded from the number of shares of Series E ESOP Preferred Stock as beneficially owned are allocated shares of Series E ESOP Preferred Stock that the ESOP Trustee is required to vote or dispose of in the manner and proportion in which allocated shares are directed to be voted or disposed of. Ryerson Tull Class A common stock also includes preferred stock purchase rights.

                                                                   RYERSON TULL
                               COMPANY         SERIES E ESOP          CLASS A
                          COMMON STOCK(/1/) PREFERRED STOCK(/2/) COMMON STOCK(/3/)
                          ----------------- -------------------- -----------------
Directors
 A. Robert Abboud.......         6,546                --                1,000
 Robert J. Darnall......       300,124             2,070               11,754
 James W. Cozad.........         2,046                --                   --
 James A. Henderson.....         2,546                --                2,212(/4/)
 Robert B. McKersie.....         1,303                --                  500
 Leo F. Mullin..........         1,000                --                   --
 Donald S. Perkins......         4,046                --                6,212(/4/)
 Jean-Pierre Rosso......         1,061                --                3,424
 Joshua I. Smith........         1,546                --                   --
 Nancy H. Teeters.......         1,846                --                  150
 Arnold R. Weber........         1,646                --                1,000
Named Executive Officers
 Neil S. Novich.........           130               459               95,615
 Dale E. Wiersbe........        74,925             1,455                1,000
 Judd R. Cool...........       125,670                88                1,500
 H. William Howard......        93,176                78                1,000
All Directors and
 Executive Officers
 as a Group.............       760,814             8,937              133,896

--------
(1) Excludes shares of common stock into which Series E ESOP Convertible Preferred Stock may be converted. No director or named executive officer of the Company individually owns 1% or more of the outstanding common stock of the Company; all directors and executive officers of the Company as a group own 1.6% of the outstanding common stock of the Company. Includes shares held jointly with other persons, as follows--Dr. McKersie--200, Mr. Darnall--290, Mr. Wiersbe--212, and all directors and executive officers as a group--2,704; shares which the following have the right to acquire under options exercisable within 60 days after April 2, 1997--Mr. Darnall--221,000, Mr. Cool--101,880, Mr. Howard--83,880, Mr.
    Wiersbe, 67,520, and all executive officers as a group--591,005; and shares held under restricted stock awards as follows--Mr. Darnall--15,000, Mr. Cool--4,800, Mr. Howard--4,800, Mr. Wiersbe, 3,600 and all executive officers as a group--38,200.
(2) Each director and named executive officer individually owns and all directors and executive officers as a group collectively own less than 1% of the Series E ESOP Preferred Stock of the Company.
(3) No director or named executive officer of the Company individually owns 1% or more of the outstanding Class A common stock of Ryerson Tull. All directors and executive officers of the Company as a group own 2.5% of the outstanding Class A common stock of Ryerson Tull. Includes 2,400 shares of Ryerson Tull Class A common stock held directly or indirectly by family members of an executive officer, for which beneficial ownership is disclaimed; shares which the following have the right to acquire under options exercisable within 60 days after April 2, 1997--Mr. Novich-- 75,359, and all executive officers of the Company as a group--75,359; and shares held under restricted stock awards as follows--Mr. Darnall--3,654, Mr. Novich--18,156, and all executive officers as a group--51,617.
(4) Includes 1,212 restricted shares of Ryerson Tull Class A common stock payable under the terms of the Ryerson Tull Directors' Compensation Plan, the receipt of which has been deferred.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and certain stockholders to file with the Securities and Exchange Commission an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. A late filing for one open-market acquisition of 500 shares of Company common stock was made on behalf of Mr. Rosso during 1996.

              ADDITIONAL INFORMATION RELATING TO VOTING SECURITIES

  The following table sets forth, as of December 31, 1996, except as otherwise noted, the only holders known to the Company to own beneficially more than 5% of its common stock, Series E ESOP Preferred Stock, and its 10.23% Subordinated Voting Notes.

                                                        NUMBER OF
                                                        SHARES OR
                                                        AMOUNT OF        PERCENT
NAME AND ADDRESS OF                                     SECURITIES         OF
BENEFICIAL OWNER                                          OWNED           CLASS
-------------------                                    ------------      -------
Common Stock
 Barclays Global Investors, N.A.......................    2,875,700(/1/)   5.88
 45 Fremont Street
 San Francisco, CA 94105
 FMR Corp.............................................    5,967,417(/2/)  12.19
 82 Devonshire Street
 Boston, MA 02109
 Alfred D. Kingsley...................................    3,479,200(/3/)   7.11
 277 Park Avenue
 New York, NY 10172
 LaSalle National Bank................................    3,910,500(/4/)   7.99
 135 South LaSalle Street
 Chicago, IL 60674
 Northern Trust Corporation...........................    3,970,135(/5/)   8.11
 50 South LaSalle Street
 Chicago, IL 60675
 Norwest Corporation..................................    3,513,793(/6/)   7.18
 Norwest Center
 Sixth and Marquette
 Minneapolis, MN 55479
Series E ESOP Preferred Stock
 LaSalle National Bank................................    3,080,790(/4/)    100
10.23% Subordinated Voting Notes
 NS Finance III, Inc.................................. $100,000,000(/7/)    100
 c/o Nippon Steel U.S.A., Inc.
 10 East 50th Street, 29th Floor
 New York, NY 10022

--------
(1) Barclays Global Investors, N.A., filing on behalf of itself and Barclays Global Investors, LTD., Barclays Trust and Banking Company (Japan) Ltd., Barclays Bank PLC, and Barclays Global Fund Advisors, reported sole voting power as to 2,619,004 shares, sole dispositive power as to 2,853,940 shares and shared dispositive power as to 21,760 shares.

(2) FMR Corp., on behalf of itself, Edward C. Johnson 3rd, Abigail P. Johnson and Fidelity Management & Research Company reported aggregate sole voting power as to 168,230 shares of common stock and sole dispositive power as to 5,967,417 shares as of February 28, 1997.
(3) Mr. Kingsley, filing as of February 21, 1997, on behalf of himself and for a group including Gary K. Duberstein, Greenway Partners, L.P., Greenbelt Corp., Greenhouse Partners, L.P., Greenhut, L.L.C., Greenhut Overseas L.L.C., Greensea Offshore, L.P., and Greentree Partners, L.P., reported sole voting and dispositive power as to 28,000 shares and shared voting and dispositive power as to 3,451,200 shares.
(4) LaSalle National Bank, as successor to LaSalle National Trust, N.A., Trustee of the Inland Steel Industries Thrift Plan (the "Plan") and Trustee of the ESOP Trust within such Plan, reported shared voting power as to 3,910,500 shares of common stock, sole dispositive power as to 3,080,790 shares of common stock and shared dispositive power as to 829,710 shares (including 3,080,790 shares issuable upon conversion of the Series E ESOP shares and 829,710 shares of common stock held by the Trustee in agency and fiduciary capacities unrelated to the ESOP Trust on behalf of participants in the Plan). The Trustee expressly disclaims beneficial ownership of all such Plan securities. As of December 31, 1996, the outstanding shares of Series E ESOP Preferred Stock represented approximately 6.89% of the voting power of the Company's outstanding voting securities.
(5) Northern Trust Corporation, reporting on behalf of itself and its subsidiaries The Northern Trust Company, Northern Trust Bank of California N.A. and Northern Trust Bank of Florida N.A. reported sole voting power as to 56,250 shares of common stock, shared voting power as to 3,911,385 shares, sole dispositive power as to 58,580 shares of common stock and shared dispositive power as to 3,909,685 shares. The Northern Trust Company held 3,657,585 shares as of April 2, 1997, as Trustee of the Inland Steel Industries Pension Trust.
(6) Norwest Corporation on behalf of itself and Norwest Colorado, Inc., Norwest Bank Colorado, National Association, and certain other subsidiaries, reported aggregate sole voting power as to 3,185,636 shares of common stock, shared voting power as to 4,300 shares, sole dispositive power as to 3,508,978 shares, and shared dispositive power as to 2,115 shares.
(7) NS Finance III, Inc., is an indirect wholly owned subsidiary of Nippon Steel Corporation ("NSC"). NS Finance III, Inc. has agreed that it will be deemed to be present for quorum purposes at all stockholder meetings. As of April 2, 1997, the outstanding principal amount of the Company's 10.23% Subordinated Voting Notes represented approximately 5.5% of the voting power of the Company's outstanding voting securities. In addition, as of April 2, 1997, NS Finance III, Inc. owned 352,400 shares, or approximately 0.7% of the outstanding shares, of common stock of the Company. The 10.23% Subordinated Voting Notes are required to be repaid in 1999 and cannot be prepaid. See "Certain Relationships and Related Transactions" below.

  No persons were known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Series A $2.40 Cumulative Convertible Preferred Stock. Holders of such preferred stock vote together with the holders of the common stock, the Series E ESOP Preferred Stock, and the 10.23% Subordinated Voting Notes as a single class on each matter being submitted to holders of the Company's voting securities.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  During 1989, the Company and NSC, through its indirect wholly owned subsidiary NS Finance, Inc., each purchased in the open market approximately $15,000,000 of the other company's common stock. The Company purchased 2,500,000 shares of NSC common stock, representing 0.04% of the then outstanding shares of NSC. NS Finance, Inc. later transferred ownership of its Company common stock to NS Finance III, Inc., also an indirect wholly owned subsidiary of NSC. On December 18, 1989, the Company sold 185,000 shares of its Series F Exchangeable Preferred Stock to NS Finance III, Inc., for $1,000 per share. NSC, on behalf of itself and its affiliates, had agreed not to acquire additional shares of the Company's stock prior to the redemption of the Series F Exchangeable Preferred Stock or to transfer such Preferred Stock without the Company's approval. Such Preferred Stock was exchangeable at the Company's option, with the consent of NS Finance III, Inc., for $185,000,000 principal amount of 10.23% Subordinated Voting Notes and on August 1, 1995 the Company exchanged its 10.23% Subordinated Voting Notes for such Preferred Stock. On December 18, 1996, the Company repaid $85,000,000 principal amount of such Subordinated Voting Notes pursuant to their terms, and it is required to repay the remaining principal amount in 1999. The Company paid NSC approximately $20,000,000 in interest on the Subordinated Voting Notes in 1996. So long as NS Finance III, Inc. and certain transferees beneficially own at least $100,000,000 aggregate principal amount of such Subordinated Voting Notes, the Company has agreed to nominate a mutually agreeable individual as NSC's designee for election to the Board of Directors. No such individual is being nominated by the Company at this time. In connection with the initial sale, the Company agreed to repurchase $185,000,000 of its common stock. At year-end 1996, a total of approximately $153,000,000 had been spent to buy back approximately 4,900,000 shares of common stock. The Company suspended open-market stock purchases in December 1990. Until the repurchase is completed, the Company has agreed to maintain cash, certain securities, a surety bond or letter of credit, or some combination thereof, currently equal to $13,000,000, in order to meet its remaining repurchase obligation.

  The Company and NSC or their respective affiliates previously had entered into a number of agreements related primarily to certain joint ventures and certain technical projects concerning the Company's steel manufacturing operations, and additional transactions have been and may be entered into in the future upon terms to be determined through negotiation between the parties. The following is a summary of arrangements and transactions between the Company and NSC or their affiliates in effect since at least the beginning of 1996 or presently proposed.

JOINT VENTURES

  In July 1987, the Company and NSC entered into a joint venture for a cold-rolling facility to be constructed near New Carlisle, Indiana. I/N Tek, the general partnership formed for this joint venture, is 60% owned by a wholly owned subsidiary of Inland Steel Company ("ISC") and 40% owned by an indirect wholly owned subsidiary of NSC. The facility was completed in April 1990 at a cost of approximately $525,000,000. Funds for the project were provided by capital contributions by the two partners ($111,600,000 by ISC's subsidiary and $74,400,000 by NSC's subsidiary) and by third-party financing. The partners made subordinated loans to the partnership for capital projects in the aggregate amount of approximately $5,400,000 (in proportion to their respective partnership interests) in 1996. The partnership made payments to the partners in 1996 in proportion to their partnership interests of approximately $3,300,000 in connection with subordinated loans the partners had previously made to the partnership. Further subordinated loans of approximately $1,000,000 are expected to be made by the partners in 1997 for capital projects. I/N Tek made equity distributions in 1996 totaling approximately $36,000,000 to the partners in proportion to their partnership interests. ISC generally has exclusive rights to the production capacity of the facility and an obligation to use the facility for its production of cold-rolled steel through a tolling arrangement with I/N Tek. I/N Tek charged ISC approximately $144,800,000 in tolling fees during 1996. NSC has the right to purchase up to 400,000 tons of cold-rolled steel from ISC in each year at market-based negotiated prices, including steel processed by I/N Tek. During 1996, NSC, through NS Sales, Inc., an indirect wholly owned subsidiary of NSC, made purchases from ISC of cold-rolled steel, including I/N Tek products, totalling approximately $148,500,000. The joint venture will terminate on December 31, 2009, unless otherwise terminated or extended pursuant to the provisions of the joint venture agreement. I/N Tek and its partners have entered into various technology, management, administrative services and commercial agreements with respect to the project, which agreements will terminate upon termination of the joint venture. Pursuant to such agreements, I/N Tek paid to NSC approximately $600,000 in 1996 and expects to pay to NSC a similar amount annually for certain personnel support services through the term of the partnership. I/N Tek also paid ISC approximately $1,300,000 in 1996 for various administrative and personnel support services and $4,800,000 for certain production supplies. In addition to the transactions described above, during 1996 I/N Tek made purchases from Company subsidiaries of approximately $3,100,000.

  In September 1989, the Company and NSC entered into a joint venture for a 400,000-ton electrogalvanizing line and 500,000-ton hot-dip galvanizing line adjacent to the I/N Tek venture. I/N Kote, the general partnership formed for this joint venture, is 50% owned by subsidiaries of each of ISC and NSC. The electrogalvanizing line began start-up operations in September 1991 and the hot-dip galvanizing line began start-up operations in November 1991. The project cost approximately $554,000,000. Permanent financing for the project, as well as for capitalized interest and a portion of the working capital, was provided by third-party long-term financing, by capital contributions by the two partners of $60,000,000 each and by subordinated partner loans of $30,000,000 each. The partners made subordinated loans to the partnership for capital projects in the aggregate amount of approximately $1,300,000 (in proportion to their respective partnership interests) in 1996. Further subordinated loans of approximately $2,500,000 are expected to be made by the partners (in proportion to their respective partnership interests) in 1997 for capital projects. Equity distributions of approximately $16,200,000 offset by equity contributions of approximately $11,000,000 (used to fund a price adjustment payment for 1996 as described below) were made in 1996 to the partners in proportion to their respective partnership interests. ISC and NSC have each guaranteed the share of project indebtedness attributable to their respective subsidiaries. I/N Kote had approximately $416,000,000 outstanding under its long-term financing agreement at December 31, 1996. The joint venture will terminate on December 31, 2007, unless otherwise terminated or extended pursuant to provisions of the joint venture agreement. I/N Kote is required to buy all of its cold-rolled steel from ISC, which is required to furnish such cold-rolled steel at a price that results in an annual return on equity to the partners of I/N Kote, depending upon operating levels, of up to 10% after operating and financing costs; this price is subject to upward price adjustments if I/N Kote's operating rate falls below a certain level or if ISC's return on sales is less than I/N Kote's return on sales, and downward price adjustments, to the extent of previously recorded upward return-on-sales adjustments, if I/N Kote's return on sales is less than ISC's. During 1996, the relative levels of return on sales resulted in an upward price adjustment of approximately $11,000,000. Prices of cold-rolled steel sold by ISC to I/N Kote are determined pursuant to the terms of the joint venture agreement and are based, in part, on operating costs of I/N Kote. In 1996, the prices at which ISC sold cold-rolled sheet steel to I/N Kote exceeded production costs, but were less than the market prices for cold-rolled steel products. ISC acts as sales agent for I/N Kote's products in North America, and NSC has agreed to certain limitations on its shipment of similar products into the U.S. and Canada. ISC incurred costs of approximately $24,500,000 to I/N Kote for certain tolling services and scrap purchases in 1996. I/N Kote and its partners also have entered into various technology, management, administrative services and other agreements with respect to the project. All of these agreements will terminate upon termination of the joint venture. I/N Kote paid ISC approximately $300,000 for cold-rolled sheet steel during 1996. I/N Kote paid approximately $1,300,000 to NSC in 1996 for engineering services and technology transfers and I/N Kote anticipates paying NSC a similar amount annually for such services through the term of the partnership. I/N Kote made payments of approximately $8,600,000 to ISC in 1996 in connection with various administrative, engineering and sales services provided to I/N Kote by ISC. In addition to the transactions described above, Company subsidiaries made purchases of approximately $2,100,000 from I/N Kote in 1996 and during the year I/N Kote made purchases from Company subsidiaries of approximately $300,000. I/N Kote paid I/N Tek approximately $10,200,000 in 1996 for shared utilities, maintenance material and services.

  In the event of certain changes in control of either the Company or NSC, or if the Company makes or permits certain dispositions of specified portions of ISC's business or interests in ISC, the other party has the right to purchase the first party's interests in these ventures or to require the first party to buy its interests, in each case at fair market value.

OTHER AGREEMENTS

  Commencing in 1981, the Company and NSC have entered into various agreements pursuant to which NSC has provided technical services and licenses with respect to specific Company research and engineering projects. Pursuant to certain of such agreements, ISC paid approximately $9,000 for technical services and engineering services provided to ISC by NSC in 1996 and for related administrative costs, and anticipates no additional payments in 1997 for such NSC services (and related costs) to be provided under such agreements. ISC also purchased approximately $10,500,000 of steel slabs from NSC in 1996 and does not anticipate any additional purchases of steel slabs in 1997.

  During 1996, the Company and its subsidiaries paid the law firm of Mayer, Brown & Platt, of which George A. Ranney, Jr., Vice President and General Counsel of the Company, is a partner, approximately $1,730,000 for legal services. Mr. Ranney's employment agreement with the Company provides that he will retain his partnership at Mayer, Brown & Platt but will receive no financial benefit from the law firm for his work with the Company. The Company and its subsidiaries intend to retain Mayer, Brown & Platt for services during 1997.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table presents the compensation for fiscal 1994, 1995 and 1996 paid to the chief executive officer and the four other most highly compensated executive officers of the Company. The table shows compensation earned by the named executive officers in all capacities in which they served and includes compensation paid or accrued by the Company and its subsidiaries, including Ryerson Tull.

                                                               LONG-TERM COMPENSATION
                                   ANNUAL COMPENSATION                 AWARDS
                              ------------------------------   ---------------------------
                                                                               SECURITIES
                                                               RESTRICTED      UNDERLYING
NAME AND                                        OTHER ANNUAL      STOCK           STOCK           ALL OTHER
PRINCIPAL POSITION       YEAR  SALARY   BONUS   COMPENSATION   AWARDS(/1/)     OPTIONS (#)    COMPENSATION(/2/)
------------------       ----  ------  -------- ------------   -----------     -----------    -----------------
Robert J. Darnall        1996 $684,996 $316,100         0       $104,488(/3/)    100,000           $33,833
Chairman, President and  1995  690,961  515,800         0        169,500          30,000            34,545
Chief Executive Officer  1994  602,389  363,000         0        185,250          30,000            30,122
Neil S. Novich(/4/)      1996  400,095  386,600         0         70,625(/5/)     42,000(/6/)       18,845
President and Chief      1995  387,113  400,400         0         84,750(/5/)     14,000(/6/)       19,351
Executive Officer of     1994  174,054  212,900    94,034(/7/)   265,825(/5/)     34,000(/6/)        1,266
Ryerson Tull
Dale E. Wiersbe(/8/)     1996  365,008  112,568         0              0          54,000            18,248
Senior Vice President
Judd R. Cool             1996  331,750  160,325         0              0          36,000            15,275
Vice President--         1995  322,385  225,877         0              0          12,000            16,128
Human Resources          1994  297,213  144,600         0        148,200          12,000            14,866
H. William Howard        1996  289,170  144,525         0              0          36,000            13,813
Vice President--         1995  283,941  203,064         0              0          12,000            14,190
Information Technology   1994  258,288  127,700         0        148,200          12,000            13,145

--------
(1) Awards consist of restricted common stock of the Company or of restricted Class A common stock of Ryerson Tull and are valued at the aggregate market value as of the date of grant, based on the closing market price of the Company's common stock or of Ryerson Tull Class A common stock on such date. Dividends are paid on such shares to the extent paid on the Company's or Ryerson Tull's common stock. The vesting schedule for the restricted stock awards provides that all shares will vest at the end of three-year periods beginning on the date of grant, except for a July 24, 1996 grant for 3,000 shares of Company restricted stock made to Mr. Darnall that will vest on May 20, 1999. Vesting may be accelerated at the discretion of the Company's Compensation Committee in the event of exceptional individual performance and (or) significant progress by the applicable company or the appropriate business unit in meeting its operating and financial objectives. The number and value of the aggregate restricted stock holdings of Company common stock at December 31, 1996, based on the closing market price of the Company's common stock on December 31, 1996, were: Mr. Darnall, 15,000 shares/$300,000; Mr. Cool, 4,800 shares/$96,000; Mr. Wiersbe, 3,600 shares/$72,000; and Mr. Howard, 4,800 shares/$96,000. The number and value of the aggregate restricted stock holdings of Ryerson Tull Class A common stock on December 31, 1996 were: Mr. Darnall, 3,654 shares/$49,329; and Mr. Novich, 18,156 shares, $245,106.
(2) Amounts represent the value of vested and unvested employer contributions and allocations to the Inland Steel Industries Thrift Plan and the Inland Steel Industries Non-Qualified Thrift Plan.
(3) Mr. Darnall, who is also Chairman of Ryerson Tull, received restricted stock awards on July 24, 1996, for Company stock and for Ryerson Tull Class A common stock (under the Ryerson Tull 1996 Incentive Stock Plan) valued respectively at $52,875 and $51,613.
(4) Mr. Novich resigned as Senior Vice President of the Company in May 1996 to devote his entire efforts to serving as President and Chief Executive Officer of Ryerson Tull. His compensation for 1996 includes compensation paid both by the Company and Ryerson Tull. Mr. Novich joined the Company in June 1994.
(5) Mr. Novich's 1996 award consisted of restricted shares of Ryerson Tull Class A common stock issued under the Ryerson Tull 1996 Incentive Plan. His 1995 and 1994 outstanding restricted stock awards of Company common stock were replaced, as of the consummation of the Offering, by restricted shares of Ryerson Class A common stock in the same ratio as the average value (average closing price of such stock for the first ten trading days following the substitution) that a share of Company common stock bore to the average value of a share of Ryerson Tull Class A common stock, which ratio was 1.218254.
(6) Mr. Novich's options, as shown here, were awarded as options for Company stock under the Company's incentive stock plans. Upon the consummation of the Offering, Mr. Novich's outstanding options for Company stock were replaced by substitute options to purchase Ryerson Tull Class A common stock under the Ryerson Tull 1996 Incentive Stock Plan at the ratio and pursuant to the methodology described in footnote (5) above.
(7)Reimbursement of moving expenses including tax gross-up payment of $30,515.
(8) Mr. Wiersbe was not an executive officer of the Company in 1994 or 1995. Compensation for 1996 reflects the full fiscal year.

INDIVIDUAL OPTION GRANTS IN 1996

  The following table presents information with respect to (a) individual grants of options that were made during the last fiscal year to the named executive officers and (b) the grant date present value of such options.

                                                  INDIVIDUAL GRANTS
                         -------------------------------------------------------------------
                          NUMBER OF    PERCENT OF
                          SECURITIES  TOTAL OPTIONS
                          UNDERLYING   GRANTED TO
                           OPTIONS    EMPLOYEES IN   EXERCISE  EXPIRATION     GRANT DATE
          NAME           GRANTED(/1/)  FISCAL YEAR  PRICE(/2/) DATE(/1/)  PRESENT VALUE(/3/)
          ----           ------------ ------------- ---------- ---------- ------------------
Robert J. Darnall.......   100,000         7.1%      $24.6875  3/26/2006       $873,000
Neil S. Novich..........    42,000         3.0        24.6875  3/26/2006        366,660
Dale E. Wiersbe.........    42,000         3.0        24.6875  3/26/2006        366,660
                            12,000         0.8        22.6875  5/20/2006         97,920
Judd R. Cool............    36,000         2.5        24.6875  3/26/2006        314,280
H. William Howard.......    36,000         2.5        24.6875  3/26/2006        314,280

--------
(1) All options are for Company common stock and were granted by the Company on March 27, 1996, except for an option grant of 12,000 shares made to Mr. Wiersbe on May 21, 1996. The options become exercisable with respect to 33% of the shares after one year from the grant date, 67% of the shares after two years from the grant date, and are fully exercisable after three years from the grant date. Mr. Novich's options subsequently were replaced on the consummation of the Offering by equivalent options to purchase shares of Ryerson Tull Class A common stock. The number of shares of Ryerson Tull Class A common stock subject to the substitute options and the exercise price thereof were determined in accordance with Section 424 of the Internal Revenue Code and regulations thereunder, with a substitution ratio of 1.218254 Ryerson Tull shares for each Company share. All options are transferable, with the advance written consent of the Compensation Committee of the Board of Directors of the applicable company, (a) to a spouse or descendants, (b) to a trust for the benefit of the optionee, his or her spouse or descendants, or (c), for Company options, as a charitable contribution. See "Change in Control of the Company" for option provisions regarding any change in control of the Company.
(2) The exercise price is equal to the average of the high and low price of the Company's common stock on the New York Stock Exchange Composite Transactions on the date of grant. The exercise price may be paid by delivery of already-owned shares, and an optionee may elect to have the Company withhold shares of stock (or accept already-owned shares) to satisfy tax withholding obligations with respect to option exercises.
(3) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options granted during 1996. All options are valued as Company options; however, Mr. Novich's options were subsequently replaced as described in footnote (1). The Company's use of this model should not be construed as an endorsement of the model's accuracy at valuing options. The following assumptions were made for purposes of calculating the present value of the options as of the grant date: the option term is 10 years, the volatility of Company common stock is 31.83% (31.75% for the May 21, 1996 grant) (calculated using monthly stock prices for the five-year period prior to the grant date), the ten-year risk-free interest rate is 6.13% (6.47% for the May 21, 1996 grant), the dividend yield is 1.08%, and the expected term is five years. The value of the options granted in 1996 depends upon the actual performance of the Company's common stock during the applicable period; the actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's stock over the exercise price on the date the option is exercised.

YEAR-END OPTION/SAR VALUES

  The following table presents the number of securities underlying the option/SAR holdings of the named executive officers at the end of 1996 and the value of such holdings. No options were exercised by named executive officers in 1996.

                         NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED IN-THE-
                           UNEXERCISED OPTIONS/SARS AT      MONEY OPTIONS/SARS AT FISCAL
                                 FISCAL YEAR-END                      YEAR-END
          NAME           (EXERCISABLE/UNEXERCISABLE)(/1/) (EXERCISABLE/UNEXERCISABLE)(/1/)
          ----           -------------------------------- --------------------------------
Robert J. Darnall.......         169,000/115,000                        $0/0
Neil S. Novich..........          49,947/ 59,694                         0/0
Dale E. Wiersbe.........          43,700/ 60,000                         0/0
Judd R. Cool............          84,000/ 42,000                         0/0
H. William Howard.......          66,000/ 42,000                         0/0

--------
(1) All such options are for common stock of the Company except for Mr. Novich's, which are for Ryerson Tull Class A common stock; value is based on the closing price of the Company's common stock or Ryerson Tull's Class A common stock on the New York Stock Exchange Composite Transactions on December 31, 1996.

PENSION BENEFITS; EMPLOYMENT, RETIREMENT AND TERMINATION AGREEMENTS

  Effective April 30, 1996, that portion of the Company Pension Plan covering Ryerson Tull's current and former employees was separated and became the Ryerson Tull Pension Plan, which covers Mr. Novich. Employees covered by the Ryerson Tull Pension Plan were credited with the number of years of service credited to them under the Company Pension Plan at the later of the separation date or the date they became employees of Ryerson Tull.

  The following table shows the maximum annual pension benefits payable on a straight life annuity basis to employees in various earnings classifications upon retirement at age 65 under both Pension Plans. All benefit amounts shown in such table are subject to offset based upon Social Security earnings.

                               PENSION PLAN TABLE

     AVERAGE
      ANNUAL
   EARNINGS FOR
  THE APPLICABLE         ANNUAL PENSION BENEFITS FOR YEARS OF SERVICE SHOWN
 YEAR-OF-SERVICE   --------------------------------------------------------------
      PERIOD       5 YEARS  10 YEARS 15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS
 ---------------   -------- -------- -------- -------- -------- -------- --------
 $  200,000......  $ 17,000 $ 34,000 $ 51,000 $ 68,000 $ 85,000 $102,000 $119,000
    400,000......    34,000   68,000  102,000  136,000  170,000  204,000  238,000
    600,000......    51,000  102,000  153,000  204,000  255,000  306,000  357,000
    800,000......    68,000  136,000  204,000  272,000  340,000  408,000  476,000
  1,000,000......    85,000  170,000  255,000  340,000  425,000  510,000  595,000
  1,200,000......   102,000  204,000  306,000  408,000  510,000  612,000  714,000
  1,400,000......   119,000  238,000  357,000  476,000  595,000  714,000  833,000
  1,600,000......   136,000  272,000  408,000  544,000  680,000  816,000  952,000

  As of April 2, 1997, the executive officers named in the Summary Compensation Table were credited with the following years of service under the applicable Pension Plan: Mr. Darnall -- 34 years; Mr. Novich -- 2 years; Mr. Wiersbe -- 26 years; Mr. Cool -- 9 years; and Mr. Howard -- 6 years.

  Pensions are provided by the Company and certain of its subsidiaries and affiliates under non-contributory plans to eligible employees (including employees who are directors or officers) who, at retirement, have met certain service or service and age requirements. In general for salaried employees, benefits are based on years of service and individual earnings for the highest consecutive 36-month period of earnings during the last ten 12-month periods of service prior to retirement. For this purpose, earnings generally consist of salary compensation plus bonus compensation.

  Certain pension benefits in excess of limitations imposed by the Internal Revenue Code will be paid by the Company or Ryerson Tull pursuant to unfunded non-contributory supplemental retirement plans. Ryerson Tull has assumed the Company's liabilities under the Company's supplemental pension plans with respect to current and former employees of Ryerson Tull, including Mr. Novich. For any officer or employee with at least five years of service, annual compensation in excess of $150,000, and age 55 or older, these plans permit the Company (or Ryerson Tull, as applicable) to satisfy its obligations for benefits payable upon retirement at age 65 by (a) purchase of annuities either prior to or at the time of retirement (and a tax gross-up payment to the officer or employee at the time of purchase), or (b) the payment of a lump-sum amount at the time of retirement. Neither the Company nor Ryerson Tull established any such annuities or individual letters of credit for named executive officers in 1996.

  All accrued benefits under the pension plan vest, and all benefits accrued under the supplemental retirement plans will become fully and irrevocably vested and distributable to participants as provided by the terms of such plans then in effect, in the event of a change in control of the Company. Any surplus assets under the plan are to be used to provide additional benefits in the event of a termination, merger or consolidation of the plan, or a transfer of assets to another plan, within three years of such a change in control, and limitations have been placed on amendments to the plan within such three-year period.

  In connection with Mr. Novich's election as President and Chief Executive Officer of Ryerson Tull, Inc., Ryerson Tull assumed the Company's obligations under an Employment Agreement with Mr. Novich. The Company must perform any obligations under this Agreement to the extent not performed by Ryerson Tull. The Agreement provides that, in the event of termination of his employment for any reason other than malfeasance prior to the third anniversary of his employment, the Company would pay the present value of (a) his monthly base salary in effect at the time of such termination times the number of months remaining in the 36-month period, plus (b) 1/12th of the average annual award paid to him under the Company's Annual Incentive Plan times the number of months remaining in the 36-month period. In addition, all of his restricted stock will become fully vested, all options will become fully exercisable, and the Company will continue life insurance, disability insurance, and dental and health care coverage consistent with such coverages for active employees until such third anniversary date. The Agreement terminates June 15, 1997.

  The Company has an Agreement with Mr. Cool under which he will receive the excess, if any, of the amounts he would receive under the Company's pension plans if he were credited under those plans with his years of service and his earnings with his prior employer over the sum of actual payments he would receive from the Company's pension plans plus those received by him under his prior employer's pension plans. Mr. Cool's spouse will be deemed to be immediately eligible to receive a surviving spouse benefit in the event of his death. Mr. Cool is entitled to a salary continuation benefit if he retires at or after age 62 equal to 400% of his annual base salary at retirement, paid in 240 equal monthly installments commencing at his date of retirement, or to his spouse in the event of his death. The Agreement also provides that Mr. Cool (or his spouse, if applicable), if not eligible on retirement to participate in the Company's retiree health care program, will be entitled to equivalent health care coverage upon the same terms, limits, coverages and costs generally required of retirees eligible for such coverage, plus a tax gross up payment to the extent of the value of health care coverage includible in gross income. The Agreement also provides Mr. Cool with life insurance having a death benefit of 300% of his then annual base salary determined as of January 1 of each year during his employment and, on his retirement, of 60% of the death benefit in force at his retirement.

CHANGE IN CONTROL OF THE COMPANY

  Upon the occurrence of an event constituting a change in control of the Company, with certain exceptions, (i) the value of all outstanding stock options, stock appreciation rights and restricted stock awards (whether or not then fully exercisable or vested) will be cashed out at specified prices as of the date of the change in control, except that (a) any stock options or stock appreciation rights outstanding for less than six months are not cashed out until six months after the applicable date of grant and (b) the Compensation Committee of the Board of Directors may provide for immediate vesting instead of cashing out of restricted stock awards; and (ii) all outstanding performance awards will be cashed out in the amounts and manner determined by the Compensation Committee.

  The Company has entered into agreements with each of the named executive officers (and Ryerson Tull has entered into a similar agreement with Mr. Novich regarding change in control at Ryerson Tull), the present terms of which expire on December 31, 1997, but are automatically extended for additional one-year periods thereafter unless the Company gives notice prior to June 30 that it does not wish to extend such agreements for another year or unless a change in control (as defined below) of the Company or certain other limited events occur. The Company has not given such notice of nonrenewal.

  These agreements provide that if such executive's employment is terminated within two years after a change in control of the Company either (i) by the Company other than for "cause" or other than as a consequence of death, disability or retirement (all as defined in such agreements) or (ii) by such executive for reasons relating to a diminution of responsibilities, compensation or benefits or a significant relocation of the executive's principal place of business, he or she will receive: (a) a lump-sum payment equal to two times the sum of (1) his current annual base salary plus (2) the average annual incentive bonus paid for the five years preceding termination of employment (computed by dividing the aggregate amount of all such incentive bonuses by the number of years in which such bonuses were paid); (b) an amount in cash in lieu of any allocations, unpaid awards or rights under the Company's annual or other incentive compensation plans; (c) an amount in cash equal to the value of outstanding stock options granted under the Company's stock option plans at specified prices; (d) an amount in cash equal to the value for shares of common stock awarded or issuable as performance and/or restricted shares under the Company's incentive stock plans; (e) life, disability, accident and health insurance as provided in the Company's insurance programs for a period of 24 months after termination of employment; (f) an amount in cash in lieu of two years of additional accrued benefits under the Company pension plan; and (g) legal fees and expenses incurred as a result of such termination. Mr. Novich's agreement provides, in addition, that the agreement will not limit or reduce any benefits that he may be entitled to receive pursuant to any other agreement upon a change in control of the Company. The agreements contain an excise tax "gross-up" provision pursuant to which the executive will be paid an additional amount upon the imposition of any excise tax. While this provision will preserve the benefits receivable under the severance agreements for the executives, the Company will not be entitled to a federal income tax deduction for a portion of the severance payment. To the extent that an executive becomes entitled to benefits under a Ryerson Tull Agreement and a Company Agreement upon a change in control, benefits payable under the Company agreement will be reduced by the amount of benefits payable under the Ryerson Tull Agreement. Other than as set forth in the preceding sentence, in no event shall an executive be entitled to benefits under both a Company Agreement and a Ryerson Tull Agreement on account of the same events constituting a change in control.

  On June 10, 1996, Ryerson Tull, Inc. entered into an agreement with Mr. Novich that provides benefits substantially similar to those provided under the Company change in control agreement in the event that the executive's employment with Ryerson Tull is terminated following a change in control of Ryerson Tull (defined to include events with respect to Ryerson Tull similar to those which constitute a change in control under the Company Agreements with respect to the Company.) In addition, Mr. Novich's Ryerson Tull change in control agreement provides that payments under the agreement will not limit or reduce any benefits that he may be entitled to receive pursuant to his Employment Agreement.

  A "change in control of the Company" shall generally be deemed to occur if
(i) with certain limited exceptions, any person becomes the owner of 40% or more of the combined voting power of the Company's then-outstanding securities (30% or more in the case of the Inland 1988 Incentive Stock Plan); (ii) during any two-year period the majority of the membership of the Company's Board changes without the approval of two-thirds of the directors who either were directors at the beginning of the period or whose election was previously so approved; (iii) the Company's holders of voting securities approve a merger or consolidation with another company in which the Company's voting securities, in combination with voting securities held by any trustee or fiduciary under any Company employee benefit plan, do not continue to represent at least 60% of the combined voting power of the voting securities of the surviving entity (excepting certain recapitalizations of the Company); (iv) the Company's holders of voting securities approve a complete liquidation of the Company or an agreement for the sale or disposition of all or substantially all of the Company's assets; or (v) there occurs with respect to a "Related Company" (A) a sale or disposition of securities representing 50% or more of the combined voting power of the Related Company's securities, (B) a merger or consolidation of a Related Company with a person in which a majority-owned direct or indirect subsidiary of the Company does not own at least 50% or more the combined voting power of the surviving entity; or (C) the sale or disposition of all or substantially all of the assets of a Related Company to a person other than a majority-owned subsidiary of the Company. No change in control of the Company is deemed to occur if the transaction includes or involves a sale to the public or a distribution to Company holders of voting securities of more than 50% of the voting securities of the employee's employer or a parent of that employer, and such employer or parent agrees to become a successor to the Company under the employee's severance agreement. A "Related Company" is an employee's employer, a direct or indirect parent of the employer, or a subsidiary of the employer that is also a significant subsidiary of the Company within the meaning of Rule 405 of the Securities Act of 1933, as amended.

  The agreements also provide benefits in the event the employee is terminated by the Company for a reason other than cause within twelve months after the occurrence of a "potential change in control" of the Company if a change in control or certain other limited events occur within six months after his or her termination. A "potential change in control" shall be deemed to have occurred for purposes of the agreements if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control, (B) any person (including the Company) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a change in control, (C) with certain exceptions, any person who is or becomes the owner of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities increases his or her beneficial ownership of such securities by 5% or more over the percentage so owned on the date of the agreements, or (D) the Board of Directors of the Company adopts a resolution that a potential change in control of the Company has occurred for purposes of the agreements.

              REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
                   DIRECTORS REGARDING EXECUTIVE COMPENSATION

  The Company's executive compensation programs are designed to attract and retain outstanding individuals as officers and key employees and to reward such individuals based on their personal performance and contributions and on the financial performance of the Company and its business units. Such programs consist of three elements -- base salary compensation, short-term incentive compensation, and long-term incentive compensation -- and are administered by the Compensation Committee of the Board of Directors. The Compensation Committee consists of five directors, none of whom is or has been an employee of the Company or any of its subsidiaries. The Committee currently employs and periodically meets with outside compensation consultants for assistance regarding the Company's executive compensation programs.

  The 1996 compensation programs described in this Proxy Statement were established prior to Mr. Novich's resignation from the position of Senior Vice President of the Company to devote his entire efforts to Ryerson Tull. These programs applied to Mr. Novich's compensation (except as indicated below) until the consummation of the Offering, when the Board of Directors of Ryerson Tull established a Compensation Committee to (among other responsibilities) establish or modify executive compensation plans and programs, including review of Mr. Novich's compensation. The Ryerson Tull Compensation Committee is comprised entirely of non-employee directors of Ryerson Tull who are not employees of the Company or of Ryerson Tull and who are not eligible to participate in any of the executive compensation programs of the Company or of Ryerson Tull.

  Total compensation opportunities of the Company are intended to be competitive with those offered by manufacturing companies of comparable size, with particular attention paid to the compensation practices of steel manufacturing companies, including those in the S&P Steel Index (see "Comparison of Five-Year Cumulative Total Return" below), and other metals companies. In recent years, as a result of economic difficulties in the steel industry in general and for the Company specifically, the Compensation Committee has been concerned about the retention of talented executive and management personnel. The Committee has addressed this concern by paying particular attention to base salary compensation and by the limited but important use of restricted stock.

  Base salary compensation of executive officers is reviewed annually by the Compensation Committee, and recommendations of the Committee in that regard are acted upon by the Board of Directors. Base salaries are targeted at the 50th percentile of comparable positions in the comparison group of companies described in the immediately preceding paragraph. Such base compensation generally represents approximately one-half of the total target compensation opportunity for executive officers of the Company. The other one-half of such target compensation, consisting of short-term and long-term incentive compensation in accordance with the factors described below, is variable and fluctuates significantly from year to year as a result of the highly cyclical condition of the steel industry. Mr. Darnall's base salary was increased in February 1995 to $685,000 and was not adjusted in 1996.

  Short-term incentive compensation is payable to officers and other key employees under the Inland Steel Industries, Inc. Annual Incentive Plan. This Plan, which is administered by the Compensation Committee, provides for cash awards based on a specified percentage of a participant's salary earnings and the extent to which corporate and (or) business unit performance standards are achieved for the year. In 1996, all major corporate units of the Company achieved the threshold levels of return on operating assets established for such units. The award payments to Messrs. Darnall, Cool, and Howard were computed based upon the 1996 return on operating assets achieved by the corporate units of the Company, weighted with respect to the relative asset value of each such unit. Mr. Wiersbe's award payment was computed based upon the 1996 return on operating assets achieved by Inland Steel Company, of which he is President and Chief Operating Officer. As the President and Chief Executive Officer of Ryerson Tull, the award payment to Mr. Novich was computed based upon the 1996 return on operating assets achieved by Ryerson Tull.

  Long-term incentive compensation grants and awards may be made by the Compensation Committee under the Inland 1995 Incentive Stock Plan and, with respect to Mr. Novich after the consummation of the Offering, by Ryerson Tull's Compensation Committee under the Ryerson Tull 1996 Incentive Stock Plan, which is substantially similar to the Company's plan. These grants and awards consist of stock options, stock appreciation rights, restricted stock awards, and performance awards, or combinations thereof. Stock options and stock appreciation rights may be granted at not less than 100% of the fair market value of the applicable common stock on the date of grant and are generally exercisable for a period not exceeding ten years. Restricted stock awards, consisting of shares of common stock, are contingent on continuing employment for specified periods, and performance awards, payable in shares of common stock or cash, are contingent on the achievement over specified periods of such performance objectives as are established by the compensation committee making the award. Restricted stock awards may also be contingent upon the achievement of performance measures. Grants and awards made under the plans are intended to provide executive officers not only with additional incentives for outstanding individual performance but also with an opportunity to acquire an ownership stake in the Company and thereby more closely align their interests with those of the stockholders.

  Options to purchase a total of 304,300 shares of Company common stock and restricted stock awards totaling 5,400 shares of common stock were granted to named executive officers by the Compensation Committee in 1996, including options to purchase 100,000 shares and a restricted stock award of 3,000 shares to Mr. Darnall. (Messrs. Darnall and Novich also were granted restricted stock awards for 3,654 and 5,000 shares, respectively, by the Ryerson Tull Compensation Committee in July 1996.) After consummation of the Offering, the Ryerson Tull Compensation Committee substituted options for Ryerson Tull Class A common stock for Mr. Novich's outstanding option awards (including his 1996 award from the Company). The Company's Compensation Committee considered the amount and terms of prior awards of options, restricted stock and performance awards, and the likelihood that Ryerson Tull executives and key employees would be eligible for grants and awards under the Ryerson Tull 1996 Incentive Stock Plan, when deciding on option and restricted stock awards for 1996. Such grants of options and restricted stock, including those made to Mr. Darnall, were determined with reference to comparable positions based on a compensation analysis for officer positions of the Company, a comparative company survey of compensation practices at 26 industrial companies (including two companies in the S&P Steel Index) with median sales revenues of $2.7 billion and a summary of executive compensation issues prepared by the Company's outside executive compensation consultants. These grants were intended to provide strong incentives to improve stockholder value, to encourage executive retention in a highly cyclical industry and to remain competitive in executive recruitment. The restrictions on the Company restricted stock awards will lapse, and the shares vest, at the end of the three-year period beginning May 21, 1996, except for a July 24, 1996 grant for 3,000 shares of Company stock made to Mr. Darnall that will vest on May 20, 1999. However, vesting may be accelerated at the discretion of the Compensation Committee in the event of exceptional individual performance and
(or) significant progress by the Company or the respective business unit in meeting its operating and financial objectives.

  In January 1997, the Compensation Committee approved grants of performance awards to all named executive officers and to certain executive officers and employees of the Company as part of the long-term incentive program. The performance shares will vest only if the Company achieves specified annual performance goals established for both operating profit and total stockholder return as compared to specified steel companies. Use of the performance goal "total stockholder return", because not specified as a performance measure in the Inland 1995 Incentive Stock Plan, results in the performance awards not satisfying the requirements of Internal Revenue Code Section 162(m) for maximum deductibility for Federal income tax purposes of payments made to named executive officers. No performance awards were granted to named executive officers in 1996. Performance award payouts were made to Messrs. Cool, Howard and Wiersbe in May 1996 based on success in achieving cost control criteria during the performance period ended March 31, 1996 and in January 1997 based on success in achieving safety and cost control criteria during the performance period ended December 31, 1996.

  The Compensation Committee established in 1994 a Stock Ownership Guidelines Program applicable to approximately 140 executive officers and key employees. The Program is designed to align the interest of the Company's executive officers and key employees with those of Company stockholders to create value for stockholders. The Program establishes stock ownership goals keyed to certain salary grades to be met by such officers and key employees within five years of December 31, 1993, or promotion to such salary grade levels. Stock ownership goals are satisfied by Company stock held by executives and their families, Company stock held in the Inland Steel Industries Thrift Plan, and stock options, based on the difference between the market price and the exercise price.

  In 1993, Internal Revenue Code Section 162(m) was added to the Code, which limits deductibility of certain compensation for named executive officers. The Compensation Committee intends that Company compensation plans satisfy the requirements of Section 162(m) for maximum deductibility by the Company for Federal income tax purposes of payments made under such plans to named executive officers. In the event the Compensation Committee determines that it is advisable to grant awards to named executive officers that may not so qualify for deductibility, the Compensation Committee reserves the right to make such awards, taking into consideration the financial effects of such awards on the Company.

  Mr. Darnall meets frequently with the Compensation Committee and with the non-management directors. These meetings include an annual review, by all of the outside directors, of his financial, operating, and organization goals for the Company for the year and an evaluation of his performance as it relates to the Company's achievement of the previous year's goals. The results of that evaluation are an important element in compensation decisions made by the Committee and the Board of Directors, both with respect to Mr. Darnall and with respect to the other executive officers of the Company.

                               James W. Cozad, Chairman         Joshua I.
                               Donald S. Perkins                Smith
                                                                Arnold R.
                               Jean-Pierre Rosso                Weber

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

  The following chart compares the Company's cumulative total stockholder return on its common stock for the five-year period ended December 31, 1996, with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and the Standard & Poor's Steel Index (the "S&P Steel Index"), both of which indices include the Company. This comparison assumes the investment of $100 on December 31, 1991 and the reinvestment of dividends. In addition to the Company, the S&P Steel Index includes Allegheny Teledyne, Inc., Armco, Inc., Bethlehem Steel Corporation, Nucor Corp., the U.S. Steel Group of USX Corporation, and Worthington Industries, Inc.

                       [PERFORMANCE GRAPH APPEARS HERE]


                         INLAND          S&P 500    S&P STEEL INDEX
           1991         100.0000        100.0000       100.0000
           1992         104.6243        107.5732       130.8286
           1993         153.1792        118.2427       172.0559
           1994         162.4277        119.6250       167.3400
           1995         116.8620        164.0668       155.1026
           1996          93.9369        201.1737       138.4021

                             ELECTION OF AUDITORS

  Proxies not limited to the contrary will be voted for the election of Price Waterhouse LLP to audit the accounts of the Company and its subsidiaries for the year 1997. Any proxy indicating a contrary choice will be voted in accordance with that choice. Price Waterhouse LLP has audited the accounts of the Company since January 1, 1918.

  Representatives of Price Waterhouse LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE ELECTION OF PRICE WATERHOUSE LLP AS AUDITORS.

                             STOCKHOLDER PROPOSAL

  Greenway Partners, L.P., 277 Park Avenue, New York, New York 10172, has advised the Company that it intends to present the following proposal for consideration and action at the Annual Meeting:

  "RESOLVED, that shareholders hereby recommend that the Board of Directors distribute all of the stock of Ryerson Tull that Inland holds to Inland shareholders by means of a tax-free spin-off."

STATEMENT IN SUPPORT OF PROPOSAL

  This stockholder has submitted the following statement in support of the proposal:

  "The proponent and its affiliates own approximately 3,600,000 shares of Inland, making us one of the largest shareholders. We believe that Inland took a step in the right direction when it established Ryerson Tull as a separately traded public company. But the crucial step to unlock shareholder value remains undone. The stock market is not yet granting Inland and Ryerson Tull the full benefits of a separation into two independent companies because Inland still holds approximately 96% of the voting power and approximately 87% of the economic interest in Ryerson Tull. Consequently, Inland shares remain undervalued.

  "During 1996, the stock market favored the metals service centers group over the integrated steel group. Yet Ryerson Tull -- which is the largest metals service center in the United States-- did not benefit from this market sentiment. In our opinion, only after Inland distributes all of its Ryerson Tull stock to Inland's shareholders will such shareholders profit from the stronger stock market prices granted to metals service centers and reap the full advantages of a spin-off.

  "Spin-offs have become a much admired and accepted practice. Spin-offs allow managements to become more focused upon and more accountable for their respective businesses. Investors, potential capital sources and analysts are able to price more efficiently the separate businesses.

Following a spin-off in which Ryerson Tull becomes totally independent from Inland, we believe Ryerson Tull would have a higher multiple stock than at present that could be used to purchase other metals service centers or to raise cash in the public market for business expansion.

  "Companies such as AT&T/Lucent; Pacific Telesis/Air Touch; and Sears Roebuck/Dean Witter Discover have had an initial public offering of less than 20% of the economic interest in one of their separate businesses followed by a spin-off distribution of the remaining equity interest to their shareholders. We urge Inland to follow this successful pattern with Ryerson Tull.

  "In addition, we believe some consolidation in the steel industry is desirable. As a steel producer, Inland ranks only sixth in the nation, with annual revenues of approximately $2.5 billion. Given Inland's size in the steel industry, the Board also should consider actively seeking a merger partner.

  "As indicated by the performance graph on page 27 of this Proxy Statement, Inland has lagged far behind the performance of the S&P 500 Index and its peer group. Something must be done. Consistent with the proxy rules, the spin-off proposal is couched as a recommendation to the Board and its passage cannot compel action. However, a substantial shareholder vote in favor should, in our opinion, be regarded as a mandate to the Board to develop a spin-off program. SEND A STRONG MESSAGE TO MANAGEMENT. VOTE "FOR" THE SPIN-OFF PROPOSAL TO UNLOCK VALUE FOR ALL SHAREHOLDERS."

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO STOCKHOLDER PROPOSAL

  Your Board of Directors understands the views expressed by Proponent. After careful consideration, however, your Board has concluded that spinning off Ryerson Tull at this time would NOT be in the best interest of stockholders.

  Over a year ago the Board and management began an exhaustive strategic reassessment of the Company. We took several actions as a result. Among them were public offerings of Ryerson Tull stock and debt that achieved the primary benefits of a spin-off -- independent access to capital markets, improved management focus on each business unit and enhanced investor ability to evaluate Ryerson Tull. We also recapitalized the Company -- retiring higher-cost debt, eliminating certain restrictive debt provisions, lowering overall financial costs and increasing financial flexibility.

  As recently as January 1997, the Board again reviewed the costs and benefits of spinning off Ryerson Tull. Our detailed reassessment, however, made clear that a spin-off at this time would have serious drawbacks. Some key reasons are:

  . THE COMPANY CURRENTLY HAS THE FINANCIAL STRENGTH AND FLEXIBILITY IT
    NEEDS. Spinning off Ryerson Tull at this time would diminish this.

  . FEDERAL INCOME TAXES WOULD INCREASE SIGNIFICANTLY if Ryerson Tull were spun off now because its income could no longer be offset by the Company's substantial tax carryforwards of net operating losses and alternative minimum tax credits. A spin-off at this time would benefit the Federal tax collections at the expense of the Company and its stockholders.

  . OVERALL VALUATION COULD SUFFER, based on current equity market conditions, the trading patterns for equity of Ryerson Tull and the Company, the valuation of companies comparable to Ryerson Tull and the Company, and other factors.

  . THE MOST RELIABLE AND ENDURING WAY TO INCREASE STOCKHOLDER VALUE IS TO
    IMPROVE OPERATING PERFORMANCE. Since the public offerings and recapitalization, each business unit has implemented significant new initiatives to improve results. The Board has unanimously concluded that improving operating performance is the Company's highest priority.

  A SPIN-OFF IS NOT A PANACEA. Selling some Ryerson Tull equity strengthened our Company. Spinning off the rest at this time would be expensive, would risk weakening our Company and impairing stockholder value, and would limit your Board's ability to pursue other alternatives for maximizing stockholder value.

  Weighing the risks and benefits of a major corporate action, such as a spin-off, is a complex and difficult process. It takes in-depth knowledge of the company and its businesses. Your Board of Directors and management have that knowledge about the Company and are committed to using sound business judgment to maximize stockholder value and to fulfill our fiduciary duties to all stockholders.

  We continue to evaluate a broad range of alternatives for overcoming the challenges facing the Company. As we said in the public offering, the Company intends to hold the Ryerson Tull stock but might in the future distribute all or part of it to the Company's stockholders, or sell it to third parties in one or more transactions. If and when we believe any such change will benefit the Company's stockholders, we will take prompt and effective action.

  For now, however, the Board has concluded that the possible advantages of a spin-off simply do not justify all the costs, risks and other disadvantages involved.

  TO PRESERVE STOCKHOLDER VALUE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" ADOPTION OF THE PROPOSAL.

VOTE REQUIRED

  Approval of this proposal requires the affirmative vote of a majority of the votes of the voting securities of the Company present in person or represented by proxy and entitled to vote thereon at the meeting. Votes that are withheld will have the effect of votes against this proposal, while broker non-votes will not affect the outcome.

                   PROPOSALS OF HOLDERS OF VOTING SECURITIES

  Proposals of holders of voting securities must be received in writing by the Secretary of the Company no later than December 7, 1997 and must comply with the requirements of the Securities and Exchange Commission in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders to be held in 1998. Proposals not included in a proxy statement for an annual meeting must comply with an advance notice procedure set forth in the By-laws of the Company in order to be properly brought before that annual meeting of stockholders.

                                 OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of the Annual Meeting. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

                                          By order of the Board of Directors,

                                          CHARLES B. SALOWITZ, Secretary

April 7, 1997
Chicago, Illinois


--------------------------------------------------------------------------------

Each holder of voting securities, whether or not he or she expects to be present in person at the Annual Meeting, is requested to SIGN, DATE AND RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible.

                                                                      NOTICE OF
                                                                 ANNUAL MEETING
                                                                OF STOCKHOLDERS
                                                            AND PROXY STATEMENT

                                           ------------------------------------

                                                  INLAND STEEL INDUSTRIES, INC.
                                                                           1997

      -                                                               -

PROXY                                                                      PROXY
                         INLAND STEEL INDUSTRIES, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Robert J. Darnall, George A. Ranney, Jr. and Charles B. Salowitz, and each of them, as attorneys and proxies (with full power of substitution in each) to vote all common stock of the Company that the undersigned is entitled to vote (including any common stock credited to the account of the undersigned under the Company's Shareholder Investment Service) and all Series A $2.40 Cumulative Convertible Preferred Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 28, 1997 and at any adjournment thereof. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE ELECTION OF PRICE WATERHOUSE LLP AS AUDITORS, AGAINST THE STOCKHOLDER PROPOSAL REGARDING THE SPIN-OFF OF RYERSON TULL, INC., AND AT THE DISCRETION OF THE PROXIES ON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE SUCH ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

                        (Please complete on other side)

      -                                                               -

                         INLAND STEEL INDUSTRIES, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR                             For All
ITEMS 1 AND 2 AND A VOTE AGAINST ITEM 3.                For   Withheld   Except
                                                        [_]      [_]       [_]
1. Election of Directors

   Nominees: A. Robert Abboud, Robert J. Darnall,
   James A. Henderson, Robert B. McKersie,
   Leo F. Mullin, Jean-Pierre Rosso, Joshua I. Smith,
   Nancy H. Teeters and Arnold R. Weber.

   ________________________
   Nominee Exception

2. The election of Price Waterhouse LLP as auditors     For   Against    Abstain
   for the year 1997.                                   [_]      [_]       [_]

3. Stockholder proposal regarding the spin-off of       For   Against    Abstain
   Ryerson Tull, Inc.                                   [_]      [_]       [_]

4. In the discretion of the proxies to vote upon any and all other matters which may properly come before such annual meeting or any adjournment thereof.


                        Dated: __________________________________________ , 1997

        Signature(s)____________________________________________________________

        ________________________________________________________________________

        PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. DATE AND RETURN PROMPTLY.

      -                                                                -

PROXY                                                                      PROXY
                         INLAND STEEL INDUSTRIES, INC.

                         CONFIDENTIAL VOTING DIRECTIONS
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 As a Participant in the Inland Steel Industries Thrift Plan, I hereby direct LaSalle National Bank, as Trustee of the Employee Stock Ownership Plan contained within the Thrift Plan, to vote all shares of common stock and all shares of Series E ESOP Convertible Preferred Stock of Inland Steel Industries, Inc. that are credited to my accounts in the Plan as of April 2, 1997 at the Annual Meeting of Stockholders of the Company to be held May 28, 1997 and at any adjournment thereof. UNLESS OTHERWISE SPECIFIED, ALL SHARES ALLOCATED TO THE UNDERSIGNED'S THRIFT PLAN ACCOUNTS WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE ELECTION OF PRICE WATERHOUSE LLP AS AUDITORS, AGAINST THE STOCKHOLDER PROPOSAL REGARDING THE SPIN-OFF OF RYERSON TULL, INC., AND AT THE DISCRETION OF THE TRUSTEE OR ITS PROXIES UPON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE SUCH ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. THE TRUSTEE SHALL VOTE ALL SHARES ALLOCATED TO PARTICIPANTS' ACCOUNTS FOR WHICH PROPERLY COMPLETED CONFIDENTIAL VOTING DIRECTIONS ARE NOT RECEIVED PRIOR TO 5:00 P.M., CHICAGO TIME, ON MAY 27, 1997 AND ALL UNALLOCATED SHARES HELD IN THE THRIFT PLAN IN THE SAME PROPORTION AS THE SHARES WITH RESPECT TO WHICH PROPERLY COMPLETED CONFIDENTIAL VOTING DIRECTIONS HAVE BEEN TIMELY RECEIVED FROM PARTICIPANTS IN THE PLAN.

                        (Please complete on other side)

      -                                                                -

                         INLAND STEEL INDUSTRIES, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR                            For All
ITEMS 1 AND 2 AND AGAINST ITEM 3.                      For   Withheld   Except
                                                       [_]      [_]       [_]

1. Election of Directors

   Nominees: A. Robert Abboud, Robert J. Darnall,
   James A. Henderson, Robert B. McKersie,
   Leo F. Mullin, Jean-Pierre Rosso, Joshua I. Smith,
   Nancy H. Teeters and Arnold R. Weber.

   ____________________
   Nominee Exception

2. The election of Price Waterhouse LLP as auditors    For   Against    Abstain
   for the year 1997.                                  [_]      [_]       [_]

3. Stockholder proposal regarding the spin-off of      For   Against    Abstain
   Ryerson Tull, Inc.                                  [_]      [_]       [_]

4. In the discretion of the proxies to vote upon any and all other matters which may properly come before such annual meeting or any adjournment thereof.



                Dated: __________________________________________________ , 1997

        Signature_______________________________________________________________

        PLEASE DATE, SIGN AND RETURN PROMPTLY.

DEAR STOCKHOLDER:

  Enclosed are your Proxy and Proxy Statement for the 1997 Annual Meeting of Stockholders of Inland Steel Industries, Inc. Voting with respect to any common stock held by you of record in certificate form, any common stock credited to your account under the Shareholder Investment Service, and any Series A $2.40 Cumulative Convertible Preferred Stock held by you of record is consolidated on the enclosed Proxy.

  If, in addition to being a stockholder of the Company on April 2, 1997, you are a participant in the Company's Thrift Plan, you also will receive Confidential Voting Directions and Instructions to Thrift Plan Participants from the Company. You are requested to sign, date and return the Confidential Voting Directions in the postage-paid envelope provided with such Directions.

  PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU DECIDE TO ATTEND THE MEETING, TO ENSURE THAT YOUR VOTE IS REPRESENTED.

                   INSTRUCTIONS TO THRIFT PLAN PARTICIPANTS

  Please date and sign your name (exactly as it appears on the accompanying Confidential Voting Directions) in the space provided and return the Confidential Voting Directions in the enclosed postage-paid envelope to direct LaSalle National Bank, as Trustee of the Employee Stock Ownership Plan contained within the Thrift Plan, to vote your shares in the Plan.

  All shares of both the Company's common stock and its Series E ESOP Convertible Preferred Stock allocated to your Thrift Plan accounts, whether vested or unvested, will be voted by LaSalle National Bank, Chicago, Illinois, as the Trustee, according to your directions. IF THE CONFIDENTIAL VOTING DIRECTIONS ARE RETURNED SIGNED WITH NO VOTING DIRECTIONS MARKED, YOU WILL BE DEEMED TO HAVE DIRECTED THE TRUSTEE TO VOTE ALL SHARES ALLOCATED TO YOUR ACCOUNTS IN THE MANNER SPECIFIED IN BOLDFACE TYPE ON THE FRONT OF THE CONFIDENTIAL VOTING DIRECTIONS. THE TRUSTEE SHALL VOTE ALL SHARES ALLOCATED TO PARTICIPANTS' ACCOUNTS FOR WHICH PROPERLY COMPLETED CONFIDENTIAL VOTING DIRECTIONS ARE NOT RECEIVED PRIOR TO 5:00 P.M., CHICAGO TIME, ON MAY 27, 1997 AND ALL UNALLOCATED SHARES HELD IN THE THRIFT PLAN, IN THE SAME PROPORTION AS THE SHARES WITH RESPECT TO WHICH PROPERLY COMPLETED CONFIDENTIAL VOTING DIRECTIONS HAVE BEEN TIMELY RECEIVED FROM PARTICIPANTS IN THE PLAN.

  PLEASE DATE, SIGN AND RETURN THE CONFIDENTIAL VOTING DIRECTIONS PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, SO THAT YOUR SHARES WILL BE VOTED IN THE MANNER YOU DESIRE. YOU MAY REVOKE YOUR VOTING DIRECTIONS AT ANY TIME PRIOR TO 5:00 P.M., CHICAGO TIME, ON MAY 27, 1997.

  If, in addition to being a Participant in the Thrift Plan, you were a stockholder of the Company on April 2, 1997, you will receive a separate Proxy and Proxy Statement from the Company. You are requested to sign, date and return that Proxy in the postage-paid envelope provided. Legal requirements provide for the separate solicitation of Participants in the Plan who are also stockholders of the Company.